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                        Lowy & Zucker LLP
                        ATTORNEYS AT LAW

                        as of December 10, 1998


Via First Class Mail
--------------------

Mr. Stewart Irvine
1324 25th Street
West Vancouver V7V 4J3
CANADA

Re:	Legal Representation

Dear Stewart:

I have enjoyed getting to know you by telephone over the last two days, and I look forward to having the opportunity to work with you and provide you with legal assistance.

As discussed, please find below a summary of the terms by which our firm will be pleased to represent you and your companies, MindCorp LLC, and ArtWorks International Corp. (individually and collectively, Ayou@), and such other projects as may from time to time arise. I look forward to hearing from you to discuss any questions or to clarify any issues which arise in connection with this document or otherwise. Accordingly, this letter will confirm the agreement between you on the one hand, and Lowy & Zucker LLP ("we"/"us"/ "our firm") on the other hand.

1.	You engage us during the term of this agreement as your
attorneys. The term of this agreement shall commence as of the date above, and shall continue until either party shall notify the other in writing, which notice shall be personally delivered or mailed by certified or registered mail, postage prepaid. Said notice shall be effective upon personal delivery or mailing, as applicable, and upon such notice, we will cease all work for you, consistent with our ethical obligations. No termination of this agreement by you shall affect our right to be paid our fees and costs as set forth below.

2.	(a)	As compensation for our services in connection with
the Project, you acknowledge and you agree to pay our firm such
fees as follows:   US $260.00 per hour for partners and US $165.00
per hour for associates. We shall compute our time hourly and invoice you monthly including a detailed statement outlining credits to your account, the time spent and the services performed. You shall also be responsible for paying all reasonable costs incurred by us in connection with rendering our services as your attorneys, including without limitation, photocopying charges,

Suite 650 - 9107 Wilshire Boulevard - Beverly Hills, California 90210-5519
            Telephone (310) 275-9999 - Facsimile (310) 275-1683

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Mr. Stewart Irvine
as of December 10, 1998
Page 2


long distance telephone charges, fax charges, parking, travel expenses (including transportation, accommodations and meals) if we travel at your request or with your consent, messengers, couriers and "express mail" charges, expenses associated with required outside services or overtime assistance subject to your advance approval and other similar projects.

(b) 	In connection with the foregoing, it is our request
that we be paid and receive a monthly initial retainer of US $7,500.00 from which to draw funds. We request that this retainer be wire-transferred into our general account at the beginning of each month. As each subsequent month approaches, your new statement will confirm our receipt of the retainer of the previous month, set forth any amounts left uncovered by the previous month=s retainer and request a retainer for that new month.

Like all businesses, we expect our bills to be paid promptly.
 Without limiting the previous sentence, if you fail to pay our bills within thirty (30) calendar days, we may resign as your attorneys, and if we so elect, in such event you agree to execute promptly all documents necessary to relieve us of our responsibilities as your attorneys.

3.	For the compensation described above, we shall arrange
meetings, review, negotiate, draft, modify and otherwise assist you in connection with all agreements and contracts in connection with the Project and shall consult with you and advise you with respect to the same.

            4.	We shall diligently and professionally represent you
and will at all times strive to achieve the most favorable result although we make no representation as to the success of these efforts. As you know, this firm represents many clients in the Internet and entertainment industries. Accordingly, we shall keep you advised where reasonably possible of any potential conflicts of interest relating to your matters if and when they arise. If a conflict arises we will discuss an appropriate resolution with you at that time. You acknowledge that such resolution may require you and/or the other client to engage other legal counsel, and if such event should arise, we agree to negotiate a good faith modification to this retainer agreement.

5.	You understand that certain agreements entered into by
you may require you to give notice, exercise your rights, or make other decisions within certain time periods (for example, granting an approval or consent). You understand and agree that we will not be responsible for monitoring those time periods, or any dates or calendar items, on your behalf.

6.	Our firm is not responsible for and will not render legal
services with respect to taxes and tax planning (including ERISA and related matters), securities work (with the exception of private-placements), family law, criminal matters, probate, litigation, arbitration and similar proceedings or other matters which are outside our areas of expertise. At your request, we will recommend other counsel to advise you with respect to any such matter.

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Mr. Stewart Irvine
as of December 10, 1998
Page 3

7.	We maintain errors or omissions insurance coverage
applicable to the services to be rendered under this agreement.

8.	Generally, we keep each client's legal files for five (5)
years after we close each file or after the last activity in each file. After the file has been closed or inactive for at least five
(5) years, and if we have not previously heard from you with respect to returning or destroying your file, we will attempt to contact you to determine whether you wish to have the closed or inactive files returned to you. Unless you request in writing within ninety (90) days after we so notify you that these files be returned to you or that we continue to retain them, these files will be destroyed.

9.	If you disagree with our fees as shown on any statement,
please contact us to discuss this matter. Typically, we resolve disagreements to the satisfaction of both ourselves and our clients with little inconvenience and formality. If any dispute arises between you and us with respect to any statement for fees and/or costs which cannot be resolved, either you or we will have the right to require that the dispute be initially submitted to arbitration (which will be binding arbitration) in Los Angeles County in accordance with the rules of the State Bar of California, before an arbitrator or arbitrators selected in accordance with those rules or the rules of any local Bar Association within Los Angeles County which is operating under the auspices of the State Bar or, if none, in accordance with the arbitration laws of California. The arbitrator will have the discretion to order that the cost of arbitration, including the arbitrator's fees or other costs, and reasonable attorneys' fees and costs, will be borne by the losing party. If we commence a suit for any payment of fees and/or costs, we will be entitled to costs connected with such suit and attorneys' fees.

In as much as this letter constitutes an agreement between you and us, we cannot, of course, advise you concerning it, other than to suggest that you retain outside counsel to advise you in this regard.

I appreciate the trust, understanding and confidence you have placed in us, and we are pleased to represent you. I am committed to providing you with efficient and responsive services at a reasonable cost, and in an atmosphere of mutual trust and confidentiality. If the foregoing meets with your approval, please sign and return the original of this letter.

Sincerely,

Lowy & Zucker LLP

    \s\ Andrew S. Zucker
By: Andrew S. Zucker

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Mr. Stewart Irvine
as of December 10, 1998
Page 4

ACCEPTED AND AGREED TO:

MindCorp LLC, a Nevada limited liability company;
ArtWorks International Corp., a corporation organized under the laws of Barbados, and individually.

\s\ Stewart Irvine
___________________________
By:  Stewart Irvine


cc:	Steven R. Lowy, Esq.